                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            STORAGE DIMENSIONS, INC.
                             A DELAWARE CORPORATION

         Storage Dimensions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST:   The name of the Corporation is Storage Dimensions, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 25, 1992 under the name SDI Acquisition Corporation.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Second Amended and Restated Certificate of Incorporation as follows:

         ARTICLE I shall be amended and restated to read in its entirety as follows:

         "The name of the Corporation is Artecon, Inc. (hereinafter sometimes referred to as the "Corporation")."

         ARTICLE IV shall be amended and restated to read in its entirety as follows:

"1. The Corporation is authorized to issue a total of Fifty Million (50,000,000) shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is Ten Million (10,000,000), par value one-half of one cent ($.005) per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is Forty Million (40,000,000), par value one-half of one cent ($.005) per share.

2. The preferences, privileges and restrictions granted to or imposed on the respective classes and series of shares of Common Stock and Preferred Stock are as follows:

         (a) DESIGNATION OF SERIES OF PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation,



                                       1.

to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         (b) DESIGNATION OF SERIES A PREFERRED STOCK. Two Million Four Hundred Ninety-Four Thousand One Hundred Fifty-Nine (2,494,159) of the shares of Preferred Stock are hereby designated "Series A Preferred Stock" ("Series A Stock"). The rights, preferences and privileges of the Series A Stock are as specified in this Section 2 of Article IV.

         (c) DIVIDEND RIGHTS. The holders of record of Preferred Stock and Common Stock shall be entitled to receive dividends on a non-cumulative basis when and as declared by the Board of Directors out of funds legally available therefor. No right shall accrue to the holders of the Series A Stock by reason of the fact that dividends are not declared and thereafter paid in any year.

         (d)      PREFERENCE ON LIQUIDATION.

                  (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other class or series of stock of the Corporation, an amount equal to two dollars ($2.00) per share (as adjusted for any stock dividends, combinations or splits, reclassifications or the like with respect to such shares) plus all accrued, accumulated or declared but unpaid dividends on each share of Series A Stock held by such holders. If upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds to be distributed among the holders of Series A Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (ii) After payment to the holders of the Series A Stock of the amount set forth in subsection (i), the entire remaining assets and funds of the Corporation legally



                                       2.

available for distribution, if any, shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares then held by such holders.

                  (iii) For purposes of this subsection (d), a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation in which the holders of the Corporation's outstanding Common Stock immediately prior to the effective date of such transaction do not hold at least fifty percent (50%) of all outstanding voting securities of the surviving entity, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

         (e) VOTING RIGHTS. Except as otherwise required by law, the shares of the Series A Stock shall be voted together with this Corporation's Common Stock as a single class at any annual or special meeting of stockholders of this Corporation, or may act by written consent in the same manner as this Corporation's Common Stock. Each share of Common Stock shall be entitled to one vote. The holder of each share of Series A Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Stock could be converted on the record date for the vote or, if no such record date is established, at the date such vote is taken or any written consent is solicited (in each case assuming such share is convertible as of such date notwithstanding the time limitation on any such conversion set forth in
Section 2(f)(i)), shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of this Corporation in the same manner and to the same extent as holders of the Common Stock. Fractional votes shall not be permitted, however, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward.)

         (f) CONVERSION. The holders of the Series A Stock shall have the following rights and shall be subject to the following restrictions with respect to the conversion of the Series A Stock into shares of Common Stock:

                  (i) CONVERSION AT THE OPTION OF THE HOLDER. Each share of Series A Stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration, at any time after January 1, 1999, at the office of the Corporation or any transfer agent for the Series A Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing two dollars ($2.00) by the greater of (A) $6.00 and
(B) the then applicable Conversion Price, determined as provided in subsection
(f)(iii).



                                       3.

                  (ii) AUTOMATIC CONVERSION. Each share of Series A Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock effective as of 5:30 p.m. East Coast Time on the earlier of:

                           (1) at the close of business on the day on which the
Board of Directors shall have duly and unanimously adopted a resolution requesting such conversion, in which case the number of shares of Common Stock issuable upon conversion of each Share of Series A Stock shall be determined by dividing two dollars ($2.00) by the then applicable Conversion Price, determined as provided in subsection (f)(iii); and

                           (2) at the close of business on the first business
day following the date on which the average of the closing per share sales price of the Common Stock as reported on the Nasdaq National Market (or any other U.S. securities market or exchange on which the Common Stock may trade) for twenty
(20) consecutive trading days equals or exceeds nine dollars ($9.00) per share (subject to adjustment for any stock splits, stock dividends, stock consolidations or the like) (the "Average Price"), in which case the number of shares of Common Stock issuable upon conversion of each such share of Series A Stock shall be determined by dividing two dollars ($2.00) by the Average Price.

                  (iii) CONVERSION PRICE. In the case of conversion under subsections (f)(i) and (f)(ii)(1), the conversion price for the Series A Stock shall be equal to the average of the closing sales prices of the Common Stock as traded on the Nasdaq National Market (or any other U.S. securities market or exchange on which the Common Stock may trade) during the twenty (20) trading day period ending on the day that is two (2) days prior to the date on which conversion is requested by the Company or the holder, as the case may be (the "Conversion Price"). Such Conversion Price shall be adjusted from time to time in accordance with this subsection (f). All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

                  (iv) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series A Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Stock shall be entitled to convert the same into full shares of Common Stock pursuant to subsection (f)(i), it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Stock, and shall give written notice to the Corporation at such office that it elects to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common



                                       4.

Stock on such date. In the event of a conversion pursuant to subsection (f)(ii), such conversion shall be deemed to have occurred automatically without any further action by the Corporation or the holder as of the day specified in subsection (f)(ii), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that before any holder of Series A Stock shall be entitled to receive a certificate representing the shares of Common Stock into which such holder's shares of Series A Stock have been converted into pursuant to subsection (f)(ii), it shall surrender the certificate or certificates representing such shares of Series A Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Stock. The Corporation shall, as soon as practicable after receipt of such surrendered certificates and notice, if applicable, issue and deliver at such office to such holder of Series A Stock a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

                  (v)      ADJUSTMENTS TO CONVERSION PRICE.

                           (1) In the event the Corporation shall at any time or
from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Stock shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

                           (2) If there occurs any capital reorganization or any
reclassification of the capital stock of the Corporation (other than any event provided for in subsection (f)(v)(1) above), each share of Series A Stock shall thereafter be convertible into the same kind and amounts of securities or other assets, or both, that were issuable or distributable to the holders of shares of outstanding Common Stock upon such reorganization or reclassification, in respect of that number of shares of Common Stock into which such shares of Series A Stock might have been converted immediately prior to such reorganization or reclassification; and in any such case, appropriate adjustments (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Stock to the end that the provisions of this Article IV shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Stock.



                                       5.

                           (3) Upon the occurrence of each adjustment or
readjustment of the number or kind of shares issuable upon conversion of a share of Series A Stock pursuant to this subsection (f)(v), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A Stock.

                  (vi) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Stock at least 30 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                  (vii) ISSUE TAXES. The holders of Series A Stock shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Stock pursuant hereto.

                  (viii) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.

                  (ix) NOTICES. Any notice required by the provisions of this
Section 2 to be given to the holders of shares of Series A Stock shall be deemed given if deposited in the



                                       6.

United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

         (g) NO REISSUANCE OF SERIES A STOCK. No share or shares of Series A Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued. In the event of any such conversion or other acquisition, the shares so issued or acquired shall revert to the status of authorized but unissued shares of Preferred Stock."

         ARTICLE VII shall be amended and restated to read in its entirety as follows:

"1. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

2. Subject to the rights of the holders of any series of Preferred Stock (other than the Series A Stock) to elect additional directors under specified circumstances, the directors shall be divided into three classes as nearly equal in size as practicable designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Amendment of Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Amendment of Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Amendment of Certificate of Incorporation (the "First Class Three Meeting"), the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. The Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the "Voting Stock") or
(ii) without cause by (1) until the First



                                       7.

Class III Meeting, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the then-outstanding shares of the Voting Stock, and (2) after the First Class III Meeting, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock."

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.


                                       8.

         IN WITNESS WHEREOF, the undersigned, James L. Lambert and Dana W. Kammersgard, have signed this Certificate of Amendment as President and Secretary, respectively, of the Corporation, this 31st day of March, 1998.



                                             /s/ JAMES L. LAMBERT
                                             -----------------------------------
                                             James L. Lambert, President



                                             /s/ DANA W. KAMMERSGARD
                                             -----------------------------------
                                             Dana W. Kammersgard, Secretary



                                       9.